Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-30528) on Form S-8 of Sigma-Aldrich Corporation of our report dated June 11, 2004, relating to the statements of net assets available for plan benefits of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan .

/s/ KPMG LLP

KPMG LLP
St. Louis, Missouri,
June 23, 2004